Filed Under Rule 424(b)(3), Registration Statement No. 333-92082
Pricing Supplement Number 1 Dated Monday, May 05, 2003
(To: Prospectus Supplement Dated April 23, 2003 and Prospectus Dated April 23, 2003)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFCE4	$5,562,000.00	100%	0.625%	$5,527,237.50	3.850%	SEMI-ANNUAL	05/15/2006	11/15/2003	$20.00	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Callable at 100.000% on 05/15/2004 and every coupon date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., McDonald Investments, Inc., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Sears Roebuck Acceptance Corp. Internotes will be subject to redemption at the option of Sears Roebuck Acceptance Corp., in whole on the Interest Payment Date occurring any time on or after 05/15/2004 at a redemption price equal to 100% of the principal amount of the Sears Roebuck Acceptance Corp. InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFCF1	$5,681,000.00	100%	1.000%	$5,624,190.00	4.800%	SEMI-ANNUAL	05/15/2008	11/15/2003	$24.93	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Callable at 100.000% on 05/15/2004 and every coupon date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., McDonald Investments, Inc., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Sears Roebuck Acceptance Corp. Internotes will be subject to redemption at the option of Sears Roebuck Acceptance Corp., in whole on the Interest Payment Date occurring any time on or after 05/15/2004 at a redemption price equal to 100% of the principal amount of the Sears Roebuck Acceptance Corp. InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFCH7	$4,309,000.00	100%	1.200%	$4,257,292.00	5.450%	SEMI-ANNUAL	05/15/2010	11/15/2003	$28.31	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Callable at 100.000% on 05/15/2004 and every coupon date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., McDonald Investments, Inc., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Sears Roebuck Acceptance Corp. Internotes will be subject to redemption at the option of Sears Roebuck Acceptance Corp., in whole on the Interest Payment Date occurring any time on or after 05/15/2004 at a redemption price equal to 100% of the principal amount of the Sears Roebuck Acceptance Corp. InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFCJ3	$8,851,000.00	100%	1.500%	$8,718,235.00	6.000%	SEMI-ANNUAL	05/15/2013	11/15/2003	$31.17	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Callable at 100.000% on 05/15/2004 and every coupon date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., McDonald Investments, Inc., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Sears Roebuck Acceptance Corp. Internotes will be subject to redemption at the option of Sears Roebuck Acceptance Corp., in whole on the Interest Payment Date occurring any time on or after 05/15/2004 at a redemption price equal to 100% of the principal amount of the Sears Roebuck Acceptance Corp. InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Sears Roebuck Acceptance Corp.	Trade Date: Monday, May 05, 2003 @12:00 PM ET

Settlement Date (Original Issue Date): Thursday, May 08, 2003

Minimum Denomination/Increments: 1 Note/1 Note

Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a "Business Day" (as term is defined in the Prospectus Supplement), principal, if any, and interest for that note is paid on the next "Business Day", and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Sears Roebuck Acceptance Corp. $3,000,000,000.00 Sears Roebuck Acceptance Corp. InterNotes Prospectus Dated 23-Apr-03

Recent Developments
On March 26, 2003, Sears, Roebuck and Co. ("Sears"), the parent company of Sears Roebuck Acceptance Corp., announced that it was evaluating strategic alternatives for Sears' credit and financial products business. Sears expects to conclude such evaluation and take any related actions that arise therefrom in the second half of 2003. These alternatives include, but are not limited to, a sale of the Gold MasterCard portfolio, a sale of the entire credit and financial products business, or a joint venture or other collaboration involving this business. Proceeds from any transaction are expected to be utilized primarily to reduce debt and return cash to Sears shareholders, as well as for general corporate purposes.

Cautionary Statement Concerning Forward-Looking Statements
The above are forward-looking statements based on assumptions about the future that are subject to risks and uncertainties, and actual results may differ materially from the results projected above. For example, there can be no assurances that Sears will identify an acceptable purchaser or negotiate acceptable terms for the sale and ongoing operation of all or part of its credit and financial products business and there can be no assurances as to the timing of such a transaction or transactions. These outcomes depend on many factors outside Sears' control, such as the willingness of third parties to accept terms that are acceptable to Sears.

Further risks and uncertainties that may cause actual results to differ materially include competitive conditions in retail and credit; changes in consumer confidence and spending; delinquency and charge-off trends in the credit card portfolio; consumer debt levels and the level of consumer bankruptcies; the success of initiatives to address increased delinquencies and credit losses and improve credit profitability; the success of Sears' full-line store strategy and other strategies; the possibility that Sears will identify new business and strategic options for one or more of its business segments, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; Sears' ability to integrate and operate Lands' End successfully; the successful integration of Sears' retail businesses with a third-party credit card program, which involves significant training and the integration of complex systems and processes; the outcome of pending legal proceedings; anticipated cash flow; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in Sears' pension plan; changes in interest rates; the volatility in financial markets; changes in Sears' debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. Sears Roebuck Acceptance Corp. and Sears intend these forward-looking statements to speak only as of this date and do not undertake to update or revise them as more information becomes available.